Exhibit 10.5

AMENDMENT NUMBER THREE
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2025 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Vice President, Global Benefits, Global Total Rewards) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into a Share and Asset Purchase Agreement with Horizon CTS Buyer, LLC (“Purchaser”) dated as of November 21, 2023 pursuant to which L3Harris and its subsidiaries are selling to Purchaser L3Harris’ avionics, data analytics and commercial training solutions businesses (excluding the Mission Networks, Mission Avionics and Advanced Combat Systems sectors);

WHEREAS, as a result of such sale, L3Harris will cease to have an ownership interest in Aviation Communication & Surveillance Systems, LLC (“ACSS”); and

WHEREAS, the Head of Global Benefits desires to amend the Plan to cease providing service credit for employment with ACSS, effective at the time of the consummation of such sale.

NOW, THEREFORE, BE IT RESOLVED, that paragraph (c) of the definition of “Service” set forth in Article 2 hereby is amended in its entirety to read as follows:

Effective January 1, 2020 through March 28, 2025, an individual’s period of employment by Aviation Communication & Surveillance Systems, LLC (“ACSS”) shall be included as Service to the same extent it would have been had such period of service been as an Employee.

APPROVED by the HEAD OF GLOBAL BENEFITS on this 31st day of March, 2025.

/s/ Allison Oncel
Allison Oncel
Vice President, Global Benefits, Global Total Rewards